                                                                 EXHIBIT 10.26
                                                                [Execution Copy]



                            ASSET PURCHASE AGREEMENT


     THIS AGREEMENT is made as of July 31, 1996, by and between JetFax, Inc., a Delaware corporation with its principal place of business at 1376 Willow Road, Menlo Park, CA 94025 ("Buyer"), and Crandell Group, Inc., a California corporation with its principal place of business at 125 E. Victoria Street, Suite A, Santa Barbara, CA 93101 ("Seller").

     WHEREAS, Buyer is engaged in the development, marketing, sale and license of fax products and technologies;

     WHEREAS, Seller is engaged in the development, marketing, sale, license and maintenance of PCL emulation software, portable electronic document software, stand alone and network software and document management software; and

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller's right, title and interest in and to certain of the tangible and intangible assets of Seller utilized by Seller in its business, subject to the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 For purposes of this Agreement, the following terms shall have the meanings set forth below:

          (a)   "Assets" shall have the meaning assigned to it in Section 2.1.

          (b)  "Assumed Contracts" shall have the meaning assigned to it in
Section 5.4(b).

          (c) "Benefit Plans" shall have the meaning assigned to it in Section 5.10(b).

          (d)   "Closing" shall have the meaning assigned to it in Section 4.1.

          (e)   "Closing Date" shall have the meaning assigned to it in Section
4.1.

          (f)   "Contracts" shall have the meaning assigned to it in Section
5.4(a).

          (g) "Customer Lists" shall mean all of Seller's lists (whether in written form or on data bases) of all of the customers to which Seller has licensed any software, including the Proprietary Software, and all of the customers to which Seller is currently providing and/or has provided maintenance, training, consulting and/or educational services during the five
(5) year period prior to the date hereof and all of Seller's lists (whether in written form or on data bases) of persons or entities who, to the knowledge of Seller, are prospects for such licensing and/or services.

          (h) "Documentation" shall mean all of the manuals, transparencies, guidebooks, templates, reports, scripts, guidelines, charts, plans, visual aids, articles, bibliographies, student notes, marketing materials, brochures, user documentation and other materials which are currently utilized by Seller, or have been utilized by Seller during the five (5) year period prior to the date hereof, in providing training, consulting and/or educational services, including all such materials utilized by Seller with regard to its Proprietary Software and including all of the documentation specified on Schedule 5.18 hereto.
                                                    -------------

          (i) "Employees" shall have the meaning assigned to it in Section 5.10(a).

          (j)   "Employment Agreement" shall have the meaning assigned to it in
Section 8.1(a).

          (k)   "Encumbrances" shall have the meaning assigned to it in Section
2.1.

          (l) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          (m)   "Financial Statements" shall have the meaning assigned to it in
Section 5.1.

          (n)   "Former Employees" shall have the meaning assigned to it in
Section 5.10(a).

          (o)   "Intellectual Property" shall have the meaning assigned to it in
Section 5.9.

          (p)   "Litigation" shall have the meaning assigned to it in Section
5.7.

          (q)   "Promissory Note" shall have the meaning assigned to it in
Section 3.2.

          (r) "Proprietary Software" shall mean all of Seller's software, in both object code and source code form, including all present, prior (during the five (5) year period prior to the date hereof) and future releases thereof, enhancements thereto and derivatives thereof, all intellectual property related thereto and all moral rights therein, including Seller's software products known as "LaserFAX", "RichImage" (including the version of RichImage that is in process of being modified to be Buyer's "JetSuite" product and all modifications thereto) and "FaxMac" and including all of the software and intellectual property specified on Schedule 1.1 hereto.
                      ------------

          (s) "Software Sales" shall mean any and all revenues received by Buyer after the Closing Date from Proprietary Software, or portions thereof, included in the Assets and software developed or integrated by Michael Crandell (and his software staff, regardless of their geographic location) as part of his employment with Seller (the "Subject Software"), including royalties, license fees, nonrecurring engineering charges, contract work, consulting fees and delivery bonus payments, less any product media costs, external manufacturing costs and supplies, shipping costs, costs of documentation materials and ongoing per copy third party license fees (such as for bundling of OCR software) and less any discounts, refunds, credits and allowances given in connection with such revenues. Notwithstanding the foregoing, in the event that the Subject Software known as "JetSuite Lite" or JetSuite Pro" is licensed to a customer bundled with other products of Buyer under a single price, the amount of revenues to be attributed to such Subject Software and included (upon receipt thereof by Buyer) within Software Sales shall equal $5.00 per unit of JetSuite Lite and $32.00 per unit of JetSuite Pro (or such other per unit amounts, respectively, as are agreed to in an agreement between Buyer and Oki and as may be mutually agreed by Buyer and Seller); provided, however, that in the event
                                         --------  -------
that other Subject Software is so bundled, or in the event that bundled transactions involving "JetSuite Lite" or JetSuite Pro" involve commercial or other business considerations requiring an adjustment of such per unit calculation, the amount of revenues to be attributed thereto and included (upon receipt thereof by Buyer) within Software Sales hereunder shall be adjusted to a value or values as shall be mutually agreed by the parties hereto; provided,
                                                                   --------
further, that in the event that JetSuite Lite or JetSuite Pro is licensed to any
-------
unit of Hewlett-Packard Company bundled with other products of Buyer under a single price, the amount of revenues to be attributed thereto and included (upon receipt thereof by Buyer) within Software Sales shall equal $3.00 per unit of JetSuite Lite and $10.00 per unit of JetSuite Pro; and, provided, further, that
                                                        --------  -------
in the event that any Subject Software is bundled with other products of Buyer under a single price and some or all of such price is paid to Buyer in the form of nonrecurring engineering charges, an amount equal to twenty-five percent (25%) of such nonrecurring engineering charges received by Buyer shall be included (upon receipt thereof by Buyer) within Software Sales. Notwithstanding anything to the contrary stated herein, Buyer may freely bundle any Subject Software with Buyer's past, present or future products licensed, sold or otherwise distributed under Buyer's label, and in such event or events no revenues shall be attributed to such Subject Software hereunder or otherwise included within Software Sales. Software Sales shall include amounts due from Buyer to Seller under contracts pre-existing as of the date of this Agreement for Buyer's license of Sellers's LaserFAX software, and no payments shall be required from Buyer to Seller under such contracts other than as provided in this Agreement. Subject Software shall not include any prior, present or future firmware.

     1.2 Certain other words and phrases are defined or described elsewhere in this Agreement and/or the Schedules and Exhibits hereto.

     1.3 Wherever used in this Agreement (a) the words "include" or "including" shall be construed as incorporating, also, "but not limited to" or "without limitation", (b) the word "day" means a calendar day unless otherwise specified,
(c) the word "party" means each and every person or entity who is a party to this Agreement, (d) the word "law" (or "laws") means any statute, ordinance, resolution, regulation, code, rule, order, decree, judgment, writ, injunction, mandate or other legally binding requirements of a government entity and (e) the word "notice" shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and any other written communication contemplated under this Agreement.

     1.4 Unless specified to the contrary, references to Sections, Schedules and/or Exhibits mean the particular Section, Schedule or Exhibit in or to this Agreement. References to this Agreement shall include this Agreement as varied or modified from time to time by the parties. Unless the context otherwise requires, words in the singular number include the plural and vice versa. All Schedules and Exhibits hereto are hereby incorporated herein and made a part hereof.

                                   ARTICLE II

              PURCHASE AND SALE OF ASSETS AND RELATED TRANSACTIONS

     2.1  Purchase and Sale of Assets.  Upon the terms and conditions herein set
          ---------------------------
forth, Seller hereby agrees to sell, convey, transfer, assign, grant and deliver to Buyer, and Buyer agrees to purchase from Seller, at the Closing, all of Seller's right, title and interest in and to all of the tangible and intangible assets and rights of Seller identified on Schedule 2.1 hereto (collectively, the
                                          ------------
"Assets"), wherever such are located, free and clear of all liabilities, pledges, security interests, mortgages, liens, conditional sales agreements, restrictions, claims, defenses, set-offs, equities, encumbrances or charges (collectively, "Encumbrances"), and whether in the possession of Seller or any of its suppliers, consultants, distributors, agents or other service contractors or any other person or entity. All other tangible and intangible assets and rights of Seller shall be retained by Seller.

     2.2  Excluded Assets.  Without limitation to the foregoing, the parties
          ---------------
hereby agree that those assets identified in Schedule
                                             --------
2.2 hereto shall be retained by Seller and shall be excluded from the Assets to
---
be sold, transferred, conveyed and assigned to Buyer pursuant to this Agreement.

     2.3  Assumption of Liabilities.  Except as hereinafter expressly provided,
          -------------------------
Buyer shall assume no liabilities or obligations relating to the Assets or Seller's business, it being expressly acknowledged and agreed by the parties that all such liabilities and obligations, whether now existing or arising in the future, fixed or contingent, known or unknown, shall be and remain the liabilities and obligations of Seller. Notwithstanding the foregoing, Buyer agrees to assume from and after the Closing the specific liabilities and obligations of Seller identified on Schedule 2.3
                                                                 ------------
hereto and in the Assumed Contracts (as hereinafter defined). Seller hereby covenants to pay or otherwise discharge, or to cause to be paid or discharged, in full in a due and timely manner all liabilities and obligations relating to the Assets, the Assumed Contracts or Seller's business prior to Closing.

                                  ARTICLE III

                                 CONSIDERATION

     3.1 Subject to the terms and conditions of this Agreement, from and after the Closing and in consideration for the sale, transfer, assignment and delivery of the Assets to Buyer, Buyer, at the time and in the manner herein set forth, shall pay to Seller:

          (a) A total of Five Hundred Thousand Dollars ($500,000.00) in two installments of Two Hundred Fifty Thousand Dollars ($250,000.00) each, the first such installment on the Closing Date and the second such installment on the date that is twelve (12) months from the Closing Date;

          (b) An amount equal to twenty-five percent (25%) of Software Sales received by Buyer during the period commencing on the Closing Date and ending on the date that is twelve (12) months from the Closing Date; and

          (c) An amount equal to thirty-three (33%) of Software Sales received by Buyer during the period commencing on the date that is twelve (12) months from the Closing Date and ending on the date that is twenty-four (24) months from the Closing Date.

     3.2 The obligation to pay the second installment referred to in Section 3.1(a) shall be evidenced by a non-interest-bearing promissory note in the form attached hereto as Exhibit A (the "Promissory Note"). All payments pursuant to
                   ---------
Sections 3.1(b) and (c) shall be made to Seller, in arrears, monthly within thirty (30) days after the end of each month by cash, check or wire transfer to an account designated by Seller or by such other means as the parties may agree.

     3.3 Within thirty (30) days after the Closing Date, Buyer shall reimburse Seller for the special costs specified on Schedule 3.3.
                                          ------------

     3.4 In the event that at any time the employment of Michael Crandell by the Buyer is terminated voluntarily by Michael Crandell, then, notwithstanding any other provision hereof, Buyer's payment obligations under Sections 3.1(b) and (c) shall immediately cease and Buyer shall have no further payment obligation whatsoever to Seller under such Sections other than for amounts accrued but unpaid as of the date of such termination.

     3.5  Allocation of Purchase Price.  The parties agree that the
          ----------------------------
consideration for the sale of the Assets, consisting of the purchase price to be paid in accordance with Section 3.1, shall be allocated among the Assets as follows:

     Assumed Contracts and Proprietary Software:

          LaserFAX                            $200,000 plus 25% of amounts per
                                              Sections 3.1(b) and (c)

          RichImage and FaxMac                $100,000 plus 75% of amounts per
                                              Sections 3.1(b) and (c)




     Non-compete                             $100,000

     Documentation                           $ 65,000

     Intellectual Property                   $ 20,000

     Computers, workstations, printers,      $ 15,000
     fax machines, plotters, copiers,
     phone system, miscellaneous equipment,
     furniture, miscellaneous office
     equipment and fixtures

Seller and Buyer acknowledge that such allocation of the purchase price shall be used by them for all purposes, including but not limited to all tax and financial reporting purposes, and they shall take no position inconsistent therewith.

     3.6  Right of Off-Set.  The parties agree that, notwithstanding any other
          ----------------
provision hereof, Buyer may, without penalty, set-off against and deduct from any payment obligations under this Section 3 any and all amounts Seller may owe Buyer, including any such amounts owed pursuant to Section 10.3.

                                  ARTICLE IV


                                  THE CLOSING

     4.1  Place and Time of Closing.  Subject to the conditions set forth in
          -------------------------
this Agreement, the closing of the purchase and sale of the Assets hereunder (the "Closing") shall take place on July 31, 1996 (the "Closing Date") at 10:00 in the morning at the offices of General Counsel Associates LLP, 1891 Landings Drive, Mountain View, California 94043, or at such other time, date or place as shall have been agreed by the parties hereto.

     4.2  Delivery by Seller.  Seller shall deliver to Buyer at the Closing the
          ------------------
following:

          (a)  a Bill of Sale and Assignment in the form attached hereto as

Exhibit B, together with such other bills of sale, assignments and other
---------
instruments of transfer in form and substance satisfactory to Buyer as Buyer shall deem necessary or appropriate to vest and confirm in Buyer good and marketable title to the Assets and to effectively assign and transfer to Buyer the Assumed Contracts;

          (b)  other instruments of transfer in form attached hereto as Exhibit
                                                                        -------
C, or otherwise in form and substance satisfactory to Buyer, to vest and confirm
-
in Buyer good and marketable title to any and all patents, trademarks and copyrights, and applications therefor, included in the Assets;

          (c) a certificate, dated the Closing Date, of the president of Seller to the effect that (i) each of the representations and warranties of Seller made herein are true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of such date, and
(ii) Seller has performed and complied with the covenants, conditions and other obligations under this Agreement which are to be complied with by it on or prior to the Closing Date;

          (d) a copy, certified as of the Closing Date by the Secretary of Seller, of the resolutions of Seller's shareholders and board of directors approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and authorizing Michael Crandell to execute and deliver this Agreement on behalf of Seller;

          (e)  all of the Documentation;

          (f) all of the Customer Lists (in either written or machine readable form as Buyer may request);

          (g) the source code for all of the Proprietary Software (in the form of master tapes or disks) and all documentation related to the Proprietary Software;

          (h) evidence, in form and substance satisfactory to Buyer, of the Receivables (as defined in Schedule 2.1) and of the proceeds of the Receivables,
                           ------------
in whatever form, received by Seller as of the Closing Date;

          (i) all other documents, files, records and other tangible personal property constituting the Assets;

          (j) an opinion of Howell Moore & Gough LLP, counsel to Seller, in the form attached hereto as Exhibit D;
                        ---------

          (k) evidence of release of any and all Encumbrances with respect to the Assets in form and substance satisfactory to Buyer;

          (l) evidence of termination and dissolution of Seller's Benefit Plans and satisfaction of all obligations thereunder in form and substance satisfactory to Buyer; and

          (m)  a Clearance Certificate regarding California sales, use, etc.
taxes.

     4.3  Delivery by Buyer.  Buyer shall deliver to Seller at the Closing the
          -----------------
following:

          (a) a certificate, dated the Closing Date, of an officer of Buyer to the effect that (i) each of the representations and warranties of Buyer made herein are true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of such date, and (ii) Buyer has performed and complied in all material respects with the covenants, conditions and other obligations under this Agreement which are to be complied with by it on or prior to the Closing Date;

          (b) a copy, certified as of the Closing Date by an officer of Buyer, of the resolutions of Buyer's board of directors approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

          (c) the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) by cash, check or wire transfer in satisfaction of the obligation to pay the first installment referred to in Section 3.1(a);

          (d)  the Promissory Note; and

          (e) a security agreement, in substantially the form attached hereto as Exhibit G.
   ---------

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:


     5.1  Financial Statements.  Attached hereto as Schedule 5.1 are copies of
          --------------------                      ------------
the following financial statements (collectively, the "Financial Statements"):

          (a)  Unaudited Balance Sheet of Seller as of December 31, 1995;

          (b) Unaudited Statement of Income of Seller for the twelve month period ended December 31, 1995;

          (c)  Unaudited Balance Sheet of Seller as of March 31, 1996; and

          (d) Unaudited Statement of Income of Seller for the three month period ended March 31, 1996.

     The Financial Statements do not contain any untrue statement of material fact, have been prepared from, and are consistent with, the books and records of Seller, present fairly the financial position and results of operations of Seller at the dates and for the periods to which they relate, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and show all liabilities, absolute or contingent, of Seller required to be recorded thereon in accordance with generally accepted accounting principles as at the respective dates thereof.

     Except (i) to the extent reflected or reserved against in the Financial Statements or (ii) for liabilities incurred since March 31, 1996, in a manner consistent with the normal business practices of Seller, properly reflected in the books and records of Seller and disclosed in writing to Buyer, Seller did not have at March 31, 1996, and does not now have, any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise. Since March 31, 1996, Seller has not paid, loaned, contributed, assigned or otherwise transferred any funds or other assets of Seller to or for the benefit of any other entity controlling, controlled by or under common control with Seller, nor has Seller declared, paid, or set apart any funds for the payment of any dividend or other distribution with respect to its shares of stock of any class. Seller has not, since March 31, 1996, transferred, or otherwise taken any action with respect to, the assets of Seller except in the normal course of business.

     5.2  Organization and Good Standing.  Seller is a corporation duly
          ------------------------------
organized, validly existing and in good standing under the laws of the State of California and is qualified to do business and in good standing in all jurisdictions where the nature of its business or the property owned or leased by it requires such qualification.

     5.3  Authority; Execution.  Seller has all requisite corporate power and
          --------------------
authority to own, lease and operate the Assets, to enter into and perform the Assumed Contracts and to conduct its business as currently conducted, and to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and each of the instruments of transfer, conveyance and assignment delivered by Seller to Buyer hereunder, have been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement and such instruments are the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

     5.4  Contracts.  (a)  Schedule 5.4(a) to this Agreement contains a complete
          ---------        ---------------
and correct list (and, in the case of oral contracts or arrangements, a complete and correct description) of all contracts, agreements, understandings or arrangements of Seller having an annual value of One Thousand Dollars ($1,000.00) or more, whether written or oral, relating to, or which are necessary for the conduct of, Seller's business, as the same is carried out on the date hereof (collectively, the "Contracts"). Except as set forth on

Schedule 5.4(a), all such Contracts are in full force and effect and neither
---------------
Seller nor, to the knowledge of Seller, any other party thereto is in default with respect of any of the material terms or provisions thereof, and no event has occurred which with notice or lapse of time would constitute a default by Seller or, to the best of Seller's knowledge, any other party thereto. Except as set forth on Schedule 5.4(a), there are no material disputes or disagreements
                ---------------
pending or threatened between Seller and any other party under any of the Contracts, nor, to the knowledge of Seller, is there any basis for any such material dispute or disagreement.

          (b)  Schedule 5.4(b) to this Agreement identifies those of the
               ---------------
Contracts listed or described in Schedule 5.4(a) hereto (and any additional
                                 ---------------
contracts) with respect to which Buyer has agreed to assume the liabilities and obligations of Seller from and after the Closing (the "Assumed Contracts"); provided, however, that, with respect to any oral Contract listed in Schedule
                                                                     --------
5.4(b), only those liabilities and obligations expressly described in Schedule
------                                                                --------
5.4(a) shall be assumed by Buyer.  Except as set forth on Schedule 5.4(b), no
------                                                    ---------------
consent of, or notice to, any third party is required in order to assign and transfer any such Assumed Contract to Buyer.

     5.5  Breach of Statute or Contract.  Neither the execution and delivery of
          -----------------------------
this Agreement, the consummation of the transactions contemplated hereby nor the compliance with or fulfillment of the terms and conditions hereof will:

          (a) violate or conflict with any provision of the Articles of Incorporation or By-Laws of Seller;

          (b) violate or conflict with, result in the breach or termination of or otherwise give any other contracting party the right to terminate, or constitute a default (or an event which, with the lapse of time, or the giving of notice, or both, will constitute a default) under, any contract or other instrument to which Seller is a party or by which Seller is bound, or result in the creation of any Encumbrance upon any of the Assets pursuant to the terms of any such contract or instrument; or

          (c) violate or conflict with any law of any court or governmental body of any jurisdiction.

     Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, injunction or decree of any court or governmental body that prevents the making of, or the consummation of, the transactions contemplated by, this Agreement.

     5.6  Title to and Condition of the Assets.  (a)   Except as disclosed in
          ------------------------------------
Schedule 5.6(a), Seller is the sole and exclusive owner of the Assets free and
---------------
clear of any and all Encumbrances and has complete and unrestricted power and unqualified right to sell, convey, assign, transfer and deliver to Buyer good and marketable title to the Assets free and clear of any and all Encumbrances. No person other than Seller has any present or contingent interest of any kind in any of the Assets, and at the Closing Buyer shall become the sole and exclusive owner of the Assets, free and clear of any and all Encumbrances. Except as disclosed in Schedule 5.6(a), no third party has any right to the use
                       ---------------
or possession of any of the Assets, nor does any third party have any right to receive royalties, fees or other compensation (however characterized) in respect of the Assets. The rights of any third parties disclosed in Schedule 5.6(a)
                                                             ---------------
shall not impair any of the rights of Buyer under this Agreement. Subject to being filed at appropriate locations, the instruments of conveyance, assignment and transfer to be executed and delivered to Buyer pursuant hereto at the Closing will effectively vest in Buyer good and marketable title to the Assets free and clear of all Encumbrances.

          (b) All of the non-software tangible personal property constituting the Assets (i) is in good operating condition and repair, subject only to ordinary wear and tear, and is fit for its intended purposes and (ii) except as specified in Schedule 5.6(b) hereto, is physically located in or about the
             ---------------
premises of Seller at 125 E. Victoria Street, Suite A, Santa Barbara, CA 93101.

     5.7  No Claims or Litigation.  Except as disclosed in Schedule 5.7, no
          -----------------------                          ------------
litigation, claim, administrative or arbitral proceeding or governmental investigation (collectively "Litigation") is pending or, to the knowledge of Seller, threatened against Seller involving the Assets, the Assumed Contracts, Seller's business or the transactions contemplated by this Agreement. There is no judgment, order, injunction, decree or award outstanding (whether rendered by a court, administrative agency or arbitral tribunal) against Seller or by which Seller is bound which relates to or could affect Seller's business, the Assets or the Assumed Contracts.

     5.8  Absence of Changes or Events.  Since March 31, 1996, Seller's business
          ----------------------------
has been carried on in the ordinary course in a manner consistent with prior practice. Except as disclosed in Schedule 5.8, Seller has not, since March 31,
                                  ------------
1996:

          (a) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) relating to or which could affect the Assets, the Assumed Contracts or Seller's business, other than in the ordinary course of business;

          (b) mortgaged, pledged or subjected to lien, charge or other encumbrance, or (other than licenses in the ordinary course) granted to third parties any rights to, any of the Assets;

          (c) sold or (other than licenses in the ordinary course) transferred any of the Assets or Assumed Contracts, waived any rights of a material nature or, other than in the ordinary course, canceled any debts or claims;

          (d) granted any general or specific increase in the rates of salary or other compensation payable or to become payable, or granted any bonus, to any employee or agent, including by means of any Benefit Plan or similar plan, contract, commitment or arrangement;

          (e) experienced any material adverse change in its financial condition, assets, liabilities, business or prospects;

          (f) made any material change in any method of accounting or any business practice; or

          (g) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Assets, the Assumed Contracts or Seller's business.

     5.9  Intellectual Property Rights.  Schedule 5.9 correctly sets forth all
          ----------------------------   ------------
of the patents, trademarks, trade names, service
marks, copyrights, registrations of and applications for registration of any of the foregoing, inventions, trade secrets, technology, know how, processes, designs, techniques, documentation, computer programs and all other intellectual property or proprietary rights owned or licensed by Seller, registered in the name of Seller, used by Seller at any time during the past five (5) years in its business or which are necessary to the conduct of its business (collectively, "Intellectual Property"), all of which are valid and subsisting. All of the applications listed on Schedule 5.9 are still pending in
                                              ------------
good standing and have not been abandoned. Seller is the sole and exclusive owner of all right, title and interest in and to, or, as specified on Schedule
                                                                      --------
5.9, has good and valid licenses or other rights to use, all of the Intellectual
---
Property, none of which conflicts with, violates or is infringing upon any proprietary or contractual right of any third party. Schedule 5.9 identifies the
                                                     ------------
owners of the Intellectual Property. Seller has taken all reasonable steps necessary or appropriate to protect and perfect Seller's right, title and interest in the Intellectual Property. Schedule 5.9 identifies any Intellectual
                                       ------------
Property as to which Seller has any obligation to pay royalties, fees or other compensation (however characterized) which are unpaid as of, or which may become due after, the Closing Date and identifies the expiration date, if any, of the Intellectual Property and any geographic limits thereon. There are no licenses or commitments outstanding or effective concerning the Intellectual Property (whether granted by Seller, to Seller or otherwise) except as listed on Schedule
                                                                        --------
5.9.  Seller has entered into valid and binding written nondisclosure agreements
---
with all third parties who may have had access to confidential information of Seller and with respect to which Seller has a reasonable concern of disclosure. Seller has entered into valid and binding written agreements providing for the transfer of intellectual property rights with any parties (including employees of Seller) who have provided any Intellectual Property to Seller. All of Seller's right, title and interest in, to and under the Intellectual Property is freely transferable and is free and clear of any Encumbrances, options, distribution rights and restrictions except to the extent expressly set forth on

Schedule 5.9.  There are no pending or threatened claims, actions, suits,
------------
proceedings, judgments, decrees or orders affecting or relating to the Intellectual Property, Seller's right, title and interest therein or the validity, use, transfer or potential transfer of Seller's right, title and interest therein, or alleging that any of the Intellectual Property conflict with, violate or infringe the proprietary or contractual rights of any third party, and, to Seller's best knowledge, there are no existing grounds on which any such claim might be made or such action, suit or proceeding might be commenced. As of the Closing Date, each of Seller's employees and consultants will have been given notice that the Intellectual Property are being transferred to Buyer and are not to be used or disclosed except as authorized by Buyer.

     5.10  Employees; Employee Benefit Plans.  (a)  Set forth on Schedule 5.10
           ---------------------------------                     -------------
is a complete and correct list of (i) the employees of Seller employed in connection with its business (the "Employees"), indicating salary and other compensation data and date of employment and indicating those Employees who are, as of the date hereof, on disability, sick leave, layoff or leave of absence;
(ii) each defined benefit and defined contribution plan which is maintained or contributed to by Seller for the Employees, or to which Seller is required to contribute, with respect to the Employees; and (iii) all employment policies and arrangements, all employment and consulting agreements to the extent not otherwise disclosed on a Schedule to this Agreement, all agreements with respect to leased or temporary employees and all executive compensation plans, incentive compensation plans or arrangements, bonus plans, deferred compensation agreements, excess benefit plans, vacation plans, death benefit plans, sickness or disability plans, severance pay plans, educational assistance plans, employee stock option, stock ownership or stock purchase plans, group life, health and accident insurance and other plans, agreements, arrangements or commitments, whether or not legally binding, whether written or oral, and whether express or implied, of Seller which benefit the Employees or former Employees of Seller ("Former Employees"), or their dependents, survivors or beneficiaries. Except as provided in Schedule 5.10 hereof, all Employees and Former Employees will be
               -------------
fully paid through the Closing for services rendered and for ordinary expenses incurred through the Closing under their respective employment agreements, if any, or otherwise, and no Employee is indebted directly or indirectly to Seller.

          (b)  Except as set forth on Schedule 5.10, there is no "employee
                                      -------------
benefit plan" within the meaning of Section 3(3) of ERISA, and (to the extent not otherwise included as an "employee benefit plan") no stock ownership, non-cash compensation or other similar plan, program or arrangement maintained by or for Seller under which Seller has any present or future obligation or liability (other than to make current wage or salary payments) with respect to Employees or Former Employees or their dependents, survivors or beneficiaries (all of which, together with the plans, policies and arrangements set forth on Schedule 5.10, are hereafter referred to
                                       -------------
as the "Benefit Plans"). Seller has no present or future liability to Former Employees or to their dependents, survivors or beneficiaries in connection with or arising out of any Benefit Plan, compensation arrangement or practice which Seller maintained, adopted or to which Seller contributed prior to the Closing, and Seller has not maintained, adopted or contributed to any Benefit Plan that provides benefits or payments to Former Employees or their dependents, survivors or beneficiaries, except as indicated in Schedule 5.10.
                                         -------------

          (c) With respect to the Employees, Seller has complied in all material respects with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Immigration Reform and Control Act of 1986, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, the withholding and payment of taxes from compensation of employees, discriminatory practice with respect to employment and discharge or otherwise relating to the conduct of employers with respect to employees or potential employees.

     5.11  Ability to Conduct Business.  There is no agreement, arrangement or
           ---------------------------
understanding with any person, or any judgment, order, writ, injunction or decree of any court or governmental body of any jurisdiction, that could prevent in any material manner the use by Buyer of the Assets or Assumed Contracts from and after the Closing Date. Seller has all federal, state, local and foreign licenses, permits or other authorizations of governmental authorities used or required in connection with its business or related to the Assets or Assumed Contracts and is in compliance therewith and with all applicable laws.

     5.12  Sales Representatives, Distributors, Consultants and Agents.
           -----------------------------------------------------------
Schedule 5.12 hereto sets forth a complete and correct list of the names and
-------------
addresses of each sales representative, distributor, consultant or agent currently engaged by Seller who is not an Employee, the commission rates or other payment schedule applicable with respect to each such person or entity, the territory assigned to each such person or entity (with an indication of whether such territory is exclusive or non-exclusive and any other material limitations relating thereto), whether any such person or entity receives use of office facilities or an automobile at Seller's expense, and the amount of commissions or other payment earned by each such person or entity for the one year period ended December 31, 1995. Schedule 5.12 also sets forth a
                                     -------------
list of all agreements between Seller and any such person or entity, complete and correct copies of which agreements have heretofore been delivered to Buyer.

     5.13  Tax Returns and Payments.  All tax returns and reports of Seller
           -------------------------
required to be filed on or before the date hereof have been duly and timely filed on or before such date. All taxes, assessments, fees and other governmental charges upon Seller and upon the Assets which have become due and payable through and including the date hereof have been paid in a timely manner. Seller will pay when due any and all taxes (including sales taxes, real and personal property taxes, withholding taxes, employment and payroll taxes), assessments, fees and other governmental charges arising with respect to periods beginning on or before the date hereof. As of the date hereof, there is no tax audit pending against Seller, there are no tax liens on any of the Assets, and there is no basis for the assertion of any such tax liens.

     5.14  Approvals and Consents.  Except as set forth on Schedule 5.14, no
           -----------------------                         -------------
licenses, consents, authorizations or approvals of any federal, state, local or foreign governmental or regulatory body or other third party are required with respect to the transactions contemplated by this Agreement, including the transfer of the Assets and Assumed Contracts to Buyer contemplated hereunder.

     5.15  Software.  The Proprietary Software does not contain any material
           --------
defects, shall function properly and in conformity with the descriptions and specifications provided to Buyer by Seller and does not conflict with, violate or infringe upon any proprietary or other rights of any third party. Except for the Proprietary Software, all computer software used by Seller in the conduct of its business is commercially available on an over-the-counter basis or is available generally in the public domain and has been acquired by Seller through normal business channels.

     5.16  Environmental and Safety Laws.  Seller is not in violation of any
           -----------------------------
applicable law relating to the environment or occupational health and safety, and no material expenditures are or will be required in connection with its business in order to comply with any such law.

     5.17  Customer Lists.  Attached hereto as Schedule 5.17 is a complete and
           --------------                      -------------
correct list and description of all Customer Lists. All of the Customer Lists, all of which have been delivered by Seller to Buyer prior to or at the Closing, are complete and accurate and include all of the customers to which Seller has licensed any software, including the Proprietary Software, and all of the customers to which Seller is currently providing and/or has provided maintenance, training, consulting and/or educational services during the five (5) year period prior to the date hereof and all of Seller's lists of prospects for such licensing and/or services. Seller has taken all measures necessary or appropriate to protect the confidentiality of all Customer Lists, including requiring each of Seller's employees and consultants to enter into a confidentiality agreement covering the Customer Lists. Seller has the right to use, and to transfer to Buyer for use by Buyer, all data contained in the Customer Lists free and clear of all Encumbrances, and Seller's use does not, and Buyer's use will not, infringe or conflict with any proprietary, privacy or other right of any person or entity.

     5.18  Documentation.  Attached hereto as Schedule 5.18 is a complete and
           -------------                      -------------
correct list of all Documentation, all of which have been delivered by Seller to Buyer prior to or at the Closing and are complete and accurate.

     5.19  Disclosures.  No representation or warranty of Seller contained in
           -----------
this Agreement or any Schedules hereto, nor any information or certificate delivered or to be delivered by Seller to Buyer in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein not misleading. All information required to be disclosed by Seller under this Agreement and all other material information concerning its business, the Assets and the Assumed Contracts has been disclosed to Buyer. There is no fact known to Seller which materially adversely affects, or which may materially adversely affect, its business, the Assets or the Assumed Contracts which has not been disclosed in this Agreement, any Schedules hereto or any certificates or documents delivered or to be delivered by Seller under this Agreement.

     5.20  Agent's Fees.  Seller has retained no finder or broker in connection
           ------------
with this Agreement or the transactions contemplated by this Agreement.

     5.21  Reliance.  The foregoing representations and warranties are made by
           --------
Seller with the knowledge and expectation that Buyer is placing complete reliance thereon in entering into, and performing its obligations under, this Agreement, and the same shall not be affected in any respect whatsoever by any investigation heretofore conducted by or on behalf of Buyer, whether in contemplation of or pursuant to this Agreement or otherwise.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     6.1  Organization and Good Standing of Buyer.  Buyer is a corporation duly
          ---------------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware.

     6.2  Powers; Execution.  Buyer has all requisite corporate power and
          -----------------
authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Buyer have been or will prior to the Closing be duly and validly authorized by all necessary corporate action on the part of Buyer, and this Agreement is or will prior to the Closing be the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     6.3  Litigation.  No Litigation is pending or, to the knowledge of Buyer,
          ----------
threatened against Buyer which challenges the validity of, or seeks damages or equitable relief on the basis of, this Agreement or which involves Buyer's business and in which an unfavorable outcome, ruling or finding in any such matter or for all such matters taken as a whole might have a material adverse effect on the ability of Buyer to fulfill its obligations under the terms of this Agreement.

     6.4  Agent's Fees.  Buyer has retained no finder or broker in connection
          ------------
with this Agreement or the transactions contemplated by this Agreement.

     6.5  Access to Data.  Buyer has had an opportunity to discuss Seller's
          --------------
business, management and financial affairs with Seller's management and has had the opportunity to review Seller's facilities.

     6.6  Financial Statements.  The unaudited financial statements of Buyer as
          --------------------
of March 31, 1996, and the audited financial statements of Buyer as of March 31, 1995, all of which have been delivered by Buyer to Seller prior to the Closing, (a) are in accordance with the books and records of Buyer, (b) present fairly the financial position and results of operations and (as to the audited financial statements only) changes in financial position of Buyer at the dates and for the periods to which they relate and (c) were prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis (other than, with respect to the unaudited statements, as to footnote presentation and year-end adjustments).

     6.7  Breach of Statute or Contract.  Neither the execution and delivery of
          -----------------------------
this Agreement, the consummation of the transactions contemplated hereby nor the compliance with or fulfillment of the terms and conditions hereof will:

          (a) violate or conflict with any provision of the Articles of Incorporation or By-Laws of Buyer;

          (b) violate or conflict with, result in the breach or termination of or otherwise give any other contracting party the right to terminate, or constitute a default (or an event which, with the lapse of time, or the giving of notice, or both, will constitute a default) under, any contract or other instrument to which Buyer is a party or by which Buyer; or

          (c) violate or conflict with any law of any court or governmental body of any jurisdiction.

                                  ARTICLE VII

                      CONDUCT OF BUSINESS PENDING CLOSING

     7.1  Conduct of Business by Seller.  Seller covenants and agrees with Buyer
          -----------------------------
that, between the date of this Agreement and the Closing Date:

          (a) Seller will conduct its business diligently, only in the ordinary course and substantially in the same manner as heretofore;

          (b) Without the prior written approval of Buyer, no increase in the compensation payable or to become payable by Seller to any Employee or any agent or consultant of Seller will be announced or instituted;

          (c) No contract or commitment, or series of related contracts or commitments, will be entered into by or on behalf of Seller relating to the Assets or Seller's business without the prior written approval of Buyer, unless such contract or commitment, or series of related contracts or commitments, involves an aggregate expenditure or liability of less than Fifty Thousand Dollars ($50,000.00);

          (d) No contract or commitment, or series of related contracts or commitments, will be entered into by or on behalf of Seller relating to the Assumed Contracts without the prior written approval of Buyer;

          (e) Seller will use its best efforts to preserve intact the Assets, the Assumed Contracts and Seller's existing relationships with its suppliers, customers and Employees and others having business relationships with Seller, provided that Seller shall not be authorized (without the prior written consent of Buyer) to make any commitment on behalf of Buyer;

          (f) Seller will not create or permit to become effective any Encumbrance upon the Assets without Buyer's prior written approval;

          (g) Seller will maintain insurance with reputable insurance companies on the Assets and its business, providing coverage at least equal to the coverage carried on the date hereof;

          (h) Seller shall not make any material change in the accounting procedures and practices or credit criteria utilized in connection with Seller from those in effect at March 31, 1996;

          (i) Seller shall promptly advise Buyer in writing of the commencement or threat against Seller of any Litigation, whether or not covered by insurance, arising out of, relating to or otherwise affecting the Assets, the Assumed Contracts or Seller;

          (j) Seller shall obtain and deliver to Buyer all consents, authorizations and approvals (including all those set forth on Schedule 5.4(b)
                                                               ---------------
and Schedule 5.14 hereto), shall make all registrations and filings and shall
    -------------
give all notices, necessary or
appropriate for the execution, delivery and performance of this Agreement and the transactions contemplated herein;

          (k) Seller shall promptly remit to Buyer any mail or other communications, including any oral or written inquiries, relating to the Assets or Assumed Contracts which are received by Seller, including all inquiries, orders and requests for proposals for products included within the Assets and/or maintenance, training, consulting and/or other services with respect thereto;

          (l) Seller shall immediately notify Buyer of the occurrence of any event that has a material adverse effect, or might reasonably be expected to have a materially adverse effect, on or to the Assets, the Assumed Contracts or Seller's business; and

          (m) Seller shall use its best efforts to fulfill or cause the fulfillment, as soon as practicable, of all the conditions set forth in Section
11.1 and of all of Seller's obligations set forth in Section 4.2.

     7.2  Access to Books and Records.
          ---------------------------

          (a) From the date of this Agreement until the Closing Date, Seller shall cooperate with Buyer in its investigation of Seller, the Assets and the Assumed Contracts. Without limiting the generality of the foregoing, Seller shall allow during normal business hours the employees, attorneys, accountants and other representatives of Buyer free and full access to the books and records of Seller (including the right to make extracts therefrom or copies thereof), Seller's contracts, Customer Lists, title documents, Documentation, leases, insurance policies, documents with respect to intellectual property rights, software source code (subject to appropriate confidentiality protections), accounts, financial statements, working papers and all other operating and technical data of Seller. Notwithstanding the foregoing, Buyer shall consult with Seller in connection with the manner of Seller's carrying out its investigation, with a view to minimizing disruption to Seller during the period between the date hereof and the Closing Date.

          (b) Seller shall also furnish to Buyer or its authorized representatives such additional financial, tax and operating and technical data as, in the sole discretion of Buyer, are required for Buyer to conduct the investigation referred to in Section 7.2(a). In the event compliance with this Section 7.2(b) requires the payment by Seller of more than One Thousand Dollars ($1,000.00) to its outside accountants or attorneys, Buyer shall consult with Seller, in connection with the manner of Seller's carrying out its investigation, with a view to minimizing such expenses.

                                  ARTICLE VIII

                            MISCELLANEOUS COVENANTS

     8.1  Employees.
          ---------

          (a) Upon the Closing, Buyer shall offer employment to Michael Crandell on substantially the terms and conditions set forth in Exhibit E hereto
                                                                ---------
(the "Employment Agreement"). In connection with such employment, Buyer shall issue to Michael Crandell options to acquire a total of 187,500 shares of Buyer's common stock under Buyer's then current employee stock option plan, such options to vest over a period of four years (one year cliff and then pro-rata), at an exercise price of fair market value as set by Buyer's Board of Directors (currently estimated to be approximately $0.30 per share at the time of Closing).

          (b) Upon the Closing, Buyer shall offer employment to Larry Crandell on substantially the terms and conditions set forth in Exhibit F hereto. In
                                                       ---------
connection with such employment, Buyer shall issue to Larry Crandell options to acquire a total of 62,500 shares of Buyer's common stock under Buyer's then current employee stock option plan, such options to vest over a period of two years (one year cliff and then pro-rata), at an exercise price of fair market value as set by Buyer's Board of Directors (currently estimated to be approximately $0.30 per share at the time of Closing).

          (c) Upon the Closing, Buyer shall offer employment to those individuals set forth on Schedule 8.1(c) at the initial salary rates as set
                         ---------------
forth on Schedule 8.1(c).  In connection with such employment, Buyer shall issue
         ---------------
to such employees options to acquire that number of shares of Buyer's common stock under Buyer's then current employee stock option plan as is set forth on

Schedule 8.1(c), such options to vest over a period of four years (one year
---------------
cliff and then pro-rata), at an exercise price of fair market value as set by Buyer's Board of Directors (currently estimated to be approximately $0.30 per share at the time of Closing).

     8.2  Tax Returns and Payments.  Seller shall prepare and file all federal,
          ------------------------
state, local and foreign returns for all taxes (including installment payments for taxes, interest, penalties, assessments or other deficiencies, governmental charges and duties, if any) due or claimed to be due on or before the Closing Date by any governmental authority with respect to Seller and shall promptly pay all such taxes when due. Seller shall be responsible for, and shall pay promptly when due, any sales, transfer, excise, use, documentary stamps/stamp duties or other taxes which may be imposed in any jurisdiction in connection with or arising from any of the transactions contemplated in this Agreement, including the transfer of any of the Assets to Buyer. Seller shall prepare and file all appropriate sales tax returns and other documents due in any jurisdiction in connection with the sale and transfer of the Assets to Buyer and pay all amounts due thereunder. Buyer shall not bear any of such taxes or the costs associated therewith.

     8.3  Assignment of Contracts, Rights, Etc.  Seller shall obtain, prior to
          ------------------------------------
the Closing, all consents, authorizations or approvals which may be necessary or required for the consummation of the transactions contemplated hereunder or as a condition to the assignment of any Contract to Buyer hereunder. Without limitation to the foregoing, Seller shall obtain and deliver to Buyer, prior to the Closing, all consents set forth on Schedule 5.4(b) and Schedule 5.14 hereto.
                                       ---------------     -------------
If any such consent is not obtained by the Closing, without limitation to any right or remedy of Buyer, Seller shall continue to use its best efforts to cooperate with Buyer in any reasonable arrangements designed to provide for Buyer the benefits thereunder, including enforcement for the benefit of Buyer of any and all rights of Seller against such third party arising out of the cancellation by such third party or otherwise.

     8.4  Further Assurances; Bulk Transfers.
          ----------------------------------

          (a) Seller shall, at any time and from time to time after the Closing, upon the request of Buyer but without further consideration, do, execute, acknowledge, deliver and file, or shall cause to be done, executed, acknowledged, delivered and filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required by Buyer for transferring, conveying, assigning and reducing to Buyer's possession and use, the Assets and the Assumed Contracts.

          (b) Buyer hereby waives the bulk transfer provisions of the Uniform Commercial Code in connection with the transactions contemplated by this Agreement. Seller shall at all times indemnify Buyer in connection with such bulk transfer provisions as provided in Section 10.3 hereof.

     8.5  Mail and Communications.  Seller shall promptly remit to Buyer any
          -----------------------
mail or other communications, including any oral or written inquiries, relating to the Assets or Assumed Contracts which are received by Seller from and after the Closing, including all inquiries, orders and requests for proposals for products included within the Assets and/or maintenance, training, consulting and/or other services with respect thereto;

     8.6  Names.  From and after the Closing, Seller shall not utilize or employ
          -----
in any manner, directly or indirectly, any of the names "LaserFAX", "RichImage", "FaxMac", "JetSuite" or any similar name, without the prior written authorization of Buyer.

     8.7  Encumbrances.  Prior to the Closing, Seller shall obtain the release
          ------------
of any and all Encumbrances with respect to the Assets in form and substance satisfactory to Buyer.

     8.8  Officer and Shareholder Loans.  Prior to the Closing, Seller shall pay
          -----------------------------
in full any and all loans between Seller and any of Seller's shareholders or officers.

     8.9  Benefit Plans.  Prior to the Closing, Seller shall terminate and
          -------------
dissolve Seller's Benefit Plans and satisfy all obligations thereunder.

     8.10  Buyer's Accounts; Terms.  During such time that Seller is entitled to
           -----------------------
payments under Section 3 hereof:

          (a) Buyer shall keep accurate books of account and records with respect to those transactions in which Software Sales are generated, and simultaneously with the payment of any payments pursuant to Sections 3.1(b) and
(c) Buyer shall deliver to Seller a statement which shall describe in reasonable detail the manner in which the amount of such payment was determined;

          (b) Seller shall have the right, exercisable by written notice to Buyer, not more than quarterly in any fiscal year of Buyer and at Seller's own expense, upon reasonable advance notice and during normal business hours, to have independent accountants (satisfactory to Seller and Buyer) review the books and records of Buyer relating to those transactions in which Software Sales are generated. If Seller's accountants dispute the accuracy of any of the books and records, Seller shall promptly notify Buyer. Seller shall bear the expense of any such review unless such review reveals an aggregate underpayment by Buyer to Seller of more than five percent (5%) of amounts owed in any calendar quarter, in which event the expense of such review shall be born by Buyer. All information obtained or learned by Seller's accountants in the course of, or in connection with, any review conducted hereunder shall be kept strictly confidential and shall not be disclosed to any third party; and

          (c) In any transactions that will generate Software Sales, Buyer shall use all reasonable efforts to negotiate financial and payment terms that are consistent with the ordinary course of business of Buyer for similar prior transactions.

     8.11  Board Visitation Rights.  Seller agrees that, from and after the
           -----------------------
Closing and until the earlier to occur of (a) the date that is twenty-four (24) months from the Closing Date or (b) the date of the closing of the initial public offering of the capital stock of Seller, Seller shall furnish to Michael Crandell timely notice of, and permit Michael Crandell (or Larry Crandell as Michael's representative) to attend as a non-voting observer, all meetings of the Board of Directors of Seller.

     8.12  Default License.  From and after the Closing, and until the date that
           ---------------
is twenty-seven (27) months from the Closing Date, (a) in the event of any material breach by Buyer of any of the material covenants for the payment of money set forth in this Agreement to be performed by Buyer, which breach Buyer fails to cure within sixty (60) days following written notice from Seller specifying such breach, or (b) in the event a petition for relief under any bankruptcy law is filed by or against Buyer, or a receiver is appointed for all or a substantial portion of Buyer's assets, and such petition or appointment is not dismissed or vacated within sixty (60) days, then, upon written notice to Buyer, Seller shall be deemed to have been granted by Buyer, and shall have, a perpetual, fully paid, royalty free, non-exclusive, transferable, license, with right to sublicense, to do any and all of the following (1) use, modify, localize, prepare derivative works of, include in other product material, copy and reproduce, make and have made, any software source code included in the Subject Software and (2) distribute copies of the Subject Software, whether separately or as part of other product material, worldwide by sale or other transfer of ownership or by rental, license, lease or lending, and to publish, publicly display and publicly perform the Subject Software.

     8.13 Prior LaserFAX Release.
          ----------------------

          (a) Seller hereby represents and warrants to Buyer that none of the Proprietary Software, the Intellectual Property or use by Buyer, and/or any transferee or licensee of Buyer, of the Proprietary Software or Intellectual Property will conflict with, violate or infringe upon any proprietary or other rights of Seller or any third party in, to or in connection with the prior release designated 3.x of the software product known as "LaserFAX" (the "Prior Release").

          (b) In the event of any conflict, violation or infringement as referred to in Section 8.13(a), or any claim thereof, then, without any further action required, Buyer shall be deemed to have been granted by Seller, and shall have, a perpetual, fully paid, royalty free, non-exclusive, transferable, license, with right to sublicense, to do any and all of the following (1) use, modify, localize, prepare derivative works of, include in other product material, copy and reproduce, make and have made, the Prior Release, in source code and/or object code form, and (2) distribute copies of the Prior Release, whether separately or as part of other product material, worldwide by sale or other transfer of ownership or by rental, license, lease or lending, and to publish, publicly display and publicly perform the Prior Release.

          (c) As an inducement to Buyer to acquire the Assets and in order to ensure Buyer the full benefit of the transfer of the Assets pursuant hereto, Seller agrees that Seller will not sell, license or otherwise transfer the Prior Release or any right therein to any business or enterprise which develops, markets, sells or otherwise deals in products or services which are directly competitive with products or services developed, marketed or sold by Buyer.

     8.14  Receivables Proceeds.  Seller agrees that within thirty (30) days
           --------------------
after the Closing Date, Seller shall pay to Buyer (by cash, check or wire transfer) all of the proceeds of the Receivables (as defined in Schedule 2.1),
                                                                ------------
in whatever form, received by Seller, and thereafter shall promptly pay to Buyer any such proceeds that are thereafter received by Seller. Seller shall promptly remit to Buyer any mail or other communications, including any oral or written inquiries, relating to the Receivables which are received by Seller from and after the Closing.

                                   ARTICLE IX

                              PROTECTIVE COVENANTS

     9.1  Non-Compete.  As an inducement to Buyer to acquire the Assets and in
          -----------
order to ensure Buyer the full benefit of the transfer of the Assets pursuant hereto, to preserve and protect the value thereof and to create a valuable independent asset of Buyer to enhance the earnings of Buyer in future years, Seller agrees that, for a period of five (5) years following the Closing Date, Seller will not participate or engage, either alone or in association with others, directly or indirectly (including through any direct or indirect ownership interest in any entity other than Buyer), whether as proprietor, owner, partner, officer, director, manager, agent, consultant, employee or otherwise, in any business or enterprise which develops, markets, sells or otherwise deals in products or services which are directly or indirectly competitive with products or services developed, marketed or sold by Buyer, other than as an owner of less than one percent (1%) of the outstanding shares of stock of any corporation or less than five percent (5%) of the outstanding shares of a corporation the shares of which are publicly traded on a national stock exchange or in a national over-the-counter market. From and after the Closing, and until the date that is twenty-seven (27) months from the Closing Date, (a) in the event of any material breach by Buyer of any of the material covenants for the payment of money set forth in this Agreement to be performed by Buyer, which breach Buyer fails to cure within sixty (60) days following written notice from Seller specifying such breach, or (b) in the event a petition for relief under any bankruptcy law is filed by or against Buyer, or a receiver is appointed for all or a substantial portion of Buyer's assets, and such petition or appointment is not dismissed or vacated within sixty (60) days, then the provisions of this Section 9.1 shall terminate.

     9.2  Confidentiality.  As a further inducement to Buyer to acquire the
          ---------------
Assets, Seller agrees that, for a period of five (5) years following the Closing Date, Seller will not, directly or indirectly use or disclose any confidential information relating to or used in Buyer's business. For purposes hereof, "confidential information" shall be deemed to include trade secrets, confidential or secret documents or plans, supplier lists, the Customer Lists, mailing lists, the Documentation, the Proprietary Software and all documentation related thereto, information relating to existing and future products and services marketed or used by Buyer, information relating to the general business operations of Buyer and other confidential or secret information.

     9.3  Non-Solicitation.  As a further inducement to Buyer to acquire the
          ----------------
Assets, Seller agrees that, for a period of five (5) years following the Closing Date, Seller will not, directly or indirectly employ or engage, or offer to employ or engage, any employee of Buyer (other than secretarial and clerical personnel) or other person engaged by Buyer in connection with (other than incidentally) Buyer's business. From and after the Closing, and until the date that is twenty-seven (27) months from the Closing Date, (a) in the event of any material breach by Buyer of any of the material covenants for the payment of money set forth in this Agreement to be performed by Buyer, which breach Buyer fails to cure within sixty (60) days following written notice from Seller specifying such breach, or (b) in the event a petition for relief under any bankruptcy law is filed by or against Buyer, or a receiver is appointed for all or a substantial portion of Buyer's assets, and such petition or appointment is not dismissed or vacated within sixty (60) days, then, notwithstanding the provisions of this Section 9.3, Seller may employ or engage, or offer to employ or engage, any of the employees listed on Schedule 8.1(c).
                                          ---------------

     9.4  Construction.  If any of the foregoing provisions shall for any reason
          ------------
be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with applicable laws that shall then apply.

                                   ARTICLE X

                    TERMINATION; SURVIVAL OF REPRESENTATIONS
                        AND WARRANTIES; INDEMNIFICATION

     10.1  Termination Prior to Closing.  This Agreement may be terminated by
           ----------------------------
either Buyer or Seller, by written notice to the other, if the Closing shall not have occurred on or before the date that is ninety (90) days following the date of this Agreement.

     10.2  Survival.  All representations, warranties, covenants, agreements and
           --------
indemnities contained in or made pursuant to this Agreement (or any Schedule, Exhibit, certificate, document or statement delivered pursuant hereto) shall be continuing and shall survive the Closing and any investigation conducted by either party or any information which either party may have from time to time for the periods specified in Section 10.5 hereof.

     10.3  Indemnification of Buyer.  Seller shall indemnify and hold harmless
           ------------------------
Buyer against and in respect of the following:

          (a) all liabilities and obligations of, or claims against, Seller not expressly assumed by Buyer, including any and all such liabilities, obligations or claims arising under, or stemming from conduct under, the Assumed Contracts prior to the Closing;

          (b) any and all loss, liability, damage or deficiency resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Seller under this Agreement or from any misrepresentation in or omission from any Schedule, Exhibit, certificate or other instrument furnished or to be furnished to Buyer under this Agreement;

          (c) any and all claims for taxes made against Buyer or taxes paid by Buyer arising directly or indirectly from or in connection with Seller's operation of its business or Seller's ownership, possession or use of the Assets, or otherwise arising from any liability of Seller (whether or not contested or disputed by Seller) for any taxes;

          (d) any and all liabilities or obligations arising directly or indirectly from or in connection with (i) Seller's Benefit Plans, (ii) any and all loans between Seller and any of

Seller's shareholders or officers and/or (iii) any and all credit or other loan facilities of Seller and any security agreement in connection therewith;

          (e) any and all liabilities or obligations arising directly or indirectly from or in connection with any and all intellectual property infringement indemnities (and any similar indemnities) entered into or given by Seller, whether in the Assumed Contracts or otherwise;

          (f) any and all loss, liability, damage or deficiency to Buyer arising from Seller's ownership or operation of the Assets or Assumed contracts prior to the Closing Date;

          (g) any and all loss, liability, damage or deficiency to Buyer arising from any non-compliance with any bulk transfer, fraudulent conveyance or other law for the protection of creditors of Seller or of Seller's business, including Article 6 of the Uniform Commercial Code as in effect in California, unless such loss, liability, damage or deficiency arises solely out of Buyer's failure to pay or otherwise satisfy, when due, any of the obligations delegated to Buyer under the Assumed Contracts;

          (h) any and all claims for any sales, transfer, excise, use, documentary stamps/stamp duties or other taxes made against Buyer or paid by Buyer which may be imposed in any jurisdiction in connection with or arising from any of the transactions contemplated in this Agreement, including the transfer of any of the Assets to Buyer;

          (i) all actions, suits, proceedings, claims, demands, assessments, judgments, reasonable legal fees, costs and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     Buyer shall not be entitled to indemnification hereunder unless it shall have given timely notice to Seller of the assertion of any claim or demand or the institution of any action, suit or proceeding and provided Seller with an opportunity to conduct, or to participate in, the defense or settlement thereof.

     10.4  Indemnification of Seller.  Buyer shall indemnify and hold harmless
           -------------------------
Seller against and in respect of the following:

          (a) any and all loss, liability, damage or deficiency to Seller resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Buyer under this Agreement or from any misrepresentation in or omission from any Schedule, Exhibit, certificate or other instrument furnished or to be furnished to Seller under this Agreement;

          (b) all actions, suits, proceedings, claims, demands, assessments, judgments, reasonable legal fees, costs and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity;

          (c) any and all loss, liability, damage or deficiency to Seller arising from Buyer's ownership or operation of the Assets or Assumed contracts after the Closing Date.

     Seller shall not be entitled to indemnification hereunder unless it shall have given timely notice to Buyer of the assertion of any claim or demand or the institution of any action, suit or proceeding and provided Buyer with an opportunity to conduct, or to participate in, the defense or settlement thereof.

     10.5  Duration.  The provisions of Sections 10.3 and 10.4 shall terminate
           --------
on the following dates:

          (a) in the case of claims for indemnification for any liability for United States, California or other applicable taxes, the date of expiration of the statute of limitations, including extensions thereof, relating to claims for such taxes owed by Seller for the years or periods ending on or before the Closing Date;

          (b) in the case of claims for indemnification for all other claims under Sections 10.3 or 10.4, five (5) years from the Closing Date.

                                   ARTICLE XI

                             CONDITIONS TO CLOSING

     11.1  Conditions to Buyer's Obligation to Close.  The obligation of Buyer
           -----------------------------------------
to close hereunder, purchase the Assets and pay the purchase price therefor shall be subject to the satisfaction or waiver by Buyer of the following conditions at or prior to the Closing:

          (a) Seller shall have delivered to Buyer each of the documents and instruments specified in Section 4.2 hereof;

          (b) There shall be no action, suit, investigation or proceeding pending or threatened before or by any court or governmental or regulatory authority against Seller, Buyer or any of their respective affiliates, officers or directors seeking to restrain, prevent or change the transactions contemplated hereby, questioning the validity or legality of any of such transactions or seeking damages in connection with any such transactions;

          (c) Since the date of execution of this Agreement, no material adverse change shall have occurred in or to the Assets, the Assumed Contracts or Seller's business;

          (d) All necessary or appropriate consents, authorizations and approvals of third parties to the transfer to Buyer of any of the Assets or Assumed Contracts, including all those set forth on Schedule 5.4(b) and Schedule
                                                    ---------------     --------
5.14 hereto, shall have been obtained and delivered to Buyer and all necessary
----
or appropriate governmental consents, authorizations and approvals of any applicable governmental agency or authority, including all those set forth on Schedule 5.4(b) and Schedule 5.14 hereto, shall have been
                   ---------------     -------------
obtained and delivered to Buyer;

          (e) Michael Crandell shall have entered into an employment agreement with Buyer on substantially the terms and conditions set forth in Exhibit E and
                                                                  ---------
otherwise in form and substance satisfactory to Buyer and shall have entered into confidentiality, proprietary inventions and non-compete agreements with Buyer in form and substance satisfactory to Buyer;

          (f) Larry Crandell shall have entered into an employment agreement with Buyer on substantially the terms and conditions set forth in Exhibit F and
                                                                  ---------
otherwise in form and substance satisfactory to Buyer and shall have entered into confidentiality, proprietary inventions and non-compete agreements with Buyer in form and substance satisfactory to Buyer;

          (g)  The individuals specified on Schedule 8.1(c) shall have agreed to
                                            ---------------
be employed by Buyer on the terms set forth in

Section 8.1(c) and on Schedule 8.1(c) and shall have entered into
                      ---------------
confidentiality, proprietary inventions and non-compete agreements with Buyer in form and substance satisfactory to Buyer; and

          (h) Seller shall be in compliance in all material respects with all terms, covenants and conditions of this Agreement.

     11.2  Conditions to Seller's Obligation to Close.  The obligation of Seller
           -------------------------------------------
to close hereunder shall be subject to the satisfaction or waiver by Seller of the following conditions at or prior to the Closing:

          (a) Buyer shall have delivered to Seller each of the documents and instruments specified in Section 4.3 hereof;

          (b) There shall be no action, suit, investigation or proceeding pending or threatened before or by any court or governmental or regulatory authority against Seller, Buyer or any of their respective affiliates, officers or directors seeking to restrain, prevent or change the transactions contemplated hereby, questioning the validity or legality of any of such transactions or seeking damages in connection with any such transactions; and

          (c) Buyer shall be in compliance in all material respects with all terms, covenants and conditions of this Agreement.

                                  ARTICLE XII

                                    GENERAL

     12.1  Entire Agreement.  This Agreement constitutes the entire agreement
           ----------------
among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

     12.2  Notices.  All notices, requests or other communications required or
           -------
permitted hereunder shall be given in writing by hand delivery, by commercial overnight courier or by registered or certified mail, return receipt requested, postage prepaid, to the party to receive the same at its respective address set forth below, or at such other address as may from time to time be designated by such party in accordance with this Section 12.2:

          If to Seller, to:

               Crandell Group, Inc.
               125 E. Victoria Street, Suite A
               Santa Barbara, CA 93101
               Attention:  Michael Crandell

          with a copy to:

               Weldon U. Howell, Jr., Esq.
               Howell Moore & Gough LLP
               812 Presidio Avenue
               Santa Barbara, CA 93101

          If to Buyer, to:

               JetFax, Inc.
               1376 Willow Road
               Menlo Park, CA 94025
               Attention:     Edward R. Prince, III

          with a copy to:

               Clifford S. Robbins, Esq.
               General Counsel Associates LLP
               1891 Landings Drive
               Mountain View, CA 94043

          All such notices and communications hereunder shall be deemed given when received if delivered personally, by courier or by mail, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authorities or the signed acknowledgment of receipt of the person to whom such notice or communication shall have been addressed.

     12.3  Expenses; Finder's Fees.  The parties shall each bear their own
           -----------------------
expenses in connection with the negotiation, execution and delivery of this Agreement and the performance of their respective obligations hereunder. Seller agrees to indemnify and hold Buyer harmless, and Buyer agrees to indemnify and hold Seller harmless, against and in respect of any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions (and related expenses, including expenses of defending against such liability or asserted liability) payable or alleged to be payable in respect of services rendered to or at the instance of the indemnifying party with respect to this Agreement or the transactions contemplated by this Agreement.

     12.4  Successors and Assigns.  This Agreement and the provisions thereof
           ----------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     12.5  Governing Law.  The validity, construction, operation and effect of
           -------------
any and all of the terms and provisions of this Agreement shall be determined and enforced in accordance with the laws of the State of California without giving effect to principles of conflicts of law thereunder. Each of the parties
(a) hereby irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in any federal or state court in the County of San Mateo, State of California, (b) by execution and delivery of this Agreement irrevocably submits to and accepts, with respect to any such action or proceeding for such party and in respect of such party's properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may have to object to such jurisdiction under the laws of the State of California or the Constitution of the United States or otherwise, and
(c) irrevocably consents that service of process upon such party in any such action or proceeding shall be valid and effective against it if made in the manner provided in Section 12.2 hereof for delivery of notices hereunder.

     12.6  Modification.  This Agreement may be amended or modified only by an
           ------------
instrument of equal formality signed by the parties.

     12.7  Waiver.  Any failure of any party hereto to comply with any of the
           ------
obligations or agreements set forth in this Agreement or to fulfill any condition set forth may be waived only by written instrument signed by the other party. No failure by any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver of such right, nor shall any single or partial exercise of any right hereunder by any party preclude any other or future exercise of that right or any other right hereunder by that party.

     12.8  Assignment.  No party hereto may assign this Agreement without the
           ----------
prior written consent of the other party; provided, however, that Buyer may, without Seller's consent, assign this Agreement and its rights and obligations hereunder to any successor in interest to Buyer in connection with any sale or transfer of all or substantially all of its assets or upon any merger, consolidation or dissolution. Any impermissible attempted assignment of this Agreement shall be void as to the other party to this Agreement.

     12.9  No Third Party Beneficiaries.  Neither this Agreement nor any
           ----------------------------
provision hereof, nor any document or instrument executed or delivered pursuant hereto, shall be deemed to create any right in favor of or impose any obligation upon any person or entity other than Buyer and Seller and their respective successors and assigns.

     12.10  Publicity.  Prior to the Closing, Seller shall not issue any press
            ---------
release or written public announcement concerning the transactions contemplated by this Agreement without the prior written approval of Buyer. This provision shall not apply, however, to any announcement or written statement required to be made by law or by the regulations of any federal, state or foreign governmental agency; provided, however, that in the event Seller is required to make such announcement, Seller shall, whenever practicable, consult with Buyer concerning the timing and content of such announcement before such announcement is made.

     12.11  Independent Contractor.  The relationship of Buyer and Seller shall
            ----------------------
be that of independent contractors, and nothing contained in this Agreement shall constitute the parties as partners, joint venturers, employer and employee, or otherwise as agents or participants in a joint undertaking. Neither party shall create or assume any obligations on behalf of the other party.

     12.12  Severability.  If any provision of this Agreement shall be held
            ------------
invalid, unenforceable or illegal, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provisions shall be enforced to the fullest extent possible in accordance with the mutual intent of the parties hereto.

     12.13  Captions and Paragraph Headings.  Captions and paragraph headings
            -------------------------------
used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

     12.14  Counterparts.  This Agreement may be executed in any number of
            ------------
duplicate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     12.15  Survival.  The provisions of Article IX (other than as expressly
            --------
provided therein) and Sections 10.3, 10.4 and 10.5 shall survive the termination of this Agreement or any part hereof for any reason.

                [balance of this page intentionally left blank]

                                                      [Asset Purchase Agreement]

          IN WITNESS WHEREOF, the parties have duly signed this Agreement as of the day and year first written above.


JETFAX, INC.                        CRANDELL GROUP, INC.



By:  /s/ Allen K.  Jones            By:  /s/Michael Crandell
     --------------------                ----------------------
     Allen K. Jones                      Michael Crandell
     Vice President and CFO              President

                          SCHEDULES AND EXHIBITS LIST



Schedule 1.1        -      Proprietary Software
Schedule 2.1        -      Assets
Schedule 2.2        -      Excluded Assets
Schedule 2.3        -      Assumed Liabilities
Schedule 3.3        -      Special Reimbursable Costs
Schedule 5.1        -      Financial Statements
Schedule 5.4(a)     -      Contracts
Schedule 5.4(b)     -      Assumed Contracts
Schedule 5.6(a)     -      Encumbrances
Schedule 5.6(b)     -      Location of Property
Schedule 5.7        -      Litigation
Schedule 5.8        -      Changes or Events
Schedule 5.9        -      Intellectual Property Rights
Schedule 5.10       -      Employee Matters; Benefit Plans
Schedule 5.12       -      Sales Reps, Distributors, Consultants and Agents
Schedule 5.14       -      Approvals and Consents
Schedule 5.17       -      Customer Lists
Schedule 5.18       -      Documentation
Schedule 8.1(c)     -      Employees


Exhibit A        -         Promissory Note
Exhibit B        -         Bill of Sale and Assignment
Exhibit C        -         Other Instruments of Transfer, Including
                           Patent, Trademark and Copyright Assignments
Exhibit D        -         Opinion of Seller's Counsel
Exhibit E        -         Employment Agreement of Michael Crandell
Exhibit F        -         Employment Agreement of Larry Crandell
Exhibit G        -         Security Agreement

                                                                [Execution Copy]

                              AMENDMENT AGREEMENT

     THIS AMENDMENT AGREEMENT is made as of December 16, 1996, by and between JetFax, Inc., a Delaware corporation with its principal place of business at 1376 Willow Road, Menlo Park, CA 94025 ("JetFax" or "Buyer"), and Crandell Group, Inc., a California corporation with its principal place of business at 125 E. Victoria Street, Suite A, Santa Barbara, CA 93101 ("Crandell" or "Seller").

     WHEREAS, JetFax and Crandell are parties to an Asset Purchase Agreement dated as of July 31, 1996 (the "Asset Purchase Agreement");

     WHEREAS, Michael Crandell and Larry Crandell are the sole shareholders of Crandell; and

     WHEREAS, JetFax and Crandell desire to amend the Asset Purchase Agreement pursuant to Section 12.6 thereof and as set forth below;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Asset Purchase Agreement.

     2. The second sentence of Section 1.1(s) of the Asset Purchase Agreement is hereby amended by deleting the text of the second proviso therein in its entirety and substituting the following:

     "provided, further, that in the event that JetSuite Lite or JetSuite Pro is
      --------  -------
     licensed to any unit of Hewlett-Packard Company bundled with other products of Buyer under a single price, twenty-five percent (25%) of the revenues (whether in the form of nonrecurring engineering charges, advance royalties, royalties or otherwise) attributed thereto shall be included (when Earned by Buyer) within Software Sales;"

     3. Section 1.1(s) of the Asset Purchase Agreement is hereby amended by replacing the term "received by Buyer" each place it occurs therein with the term "Earned by Buyer".

     4. Section 1.1(s) of the Asset Purchase Agreement is hereby amended by replacing the term "upon receipt thereof by Buyer" each place it occurs therein with the term "when Earned by Buyer".

     5. Section 1.1 of the Asset Purchase Agreement is hereby amended by adding the following new Section "(t)" at the end thereof:

               "(t) "Earned" shall mean, with respect to any nonrecurring engineering charges, advance royalties or similar amounts not tied to per unit shipments, the date when customer milestones are met triggering customer payment obligations to Buyer and, with respect to per unit license fees, royalties or similar amounts, the date of product shipment by Buyer."

     6. Sections 3.1(b) and 3.1(c) of the Asset Purchase Agreement are hereby amended by replacing the term "received by Buyer" each place it occurs therein with the term "Earned by Buyer".

     7. Section 3.2 of the Asset Purchase Agreement is hereby amended by adding the following new sentence at the end thereof:

     "Notwithstanding anything to the contrary set forth herein (and notwithstanding the inclusion of any amounts in Software Sales when such amounts are Earned by Buyer), all payments pursuant to Sections 3.1(b) and
     (c) shall be payable to Seller only upon actual receipt by Buyer of payment of the underlying amounts otherwise included in Software Sales as "Earned"."

     8. The provisions of Section 3.1(c) of the Asset Purchase Agreement shall be extended, beyond the date that is twenty-four (24) months from the Closing Date, only with respect to Software Sales that are attributed to revenues Earned by Buyer from Hewlett-Packard Company (as described in the second proviso of the second sentence of Section 1.1(s) of the Asset Purchase Agreement), by one month for each calendar month (or part thereof) that the first commercial sale of the product currently under development by Buyer for Hewlett-Packard Company is delayed beyond December 31, 1997; provided, however, that in no event shall the
                                  --------  -------
provisions of Section 3.1(c) of the Asset Purchase Agreement be extended as provided herein for more than eight months.

     9. In the event of the occurrence, at any time prior to July 31, 1998, of the effective date of the first registered public offering of JetFax's stock (the "IPO Date") sufficient to trigger automatic conversion of the Series F Preferred Stock (under the terms of the Certificate of Designations, Preferences and Rights of Series F Preferred Stock of Buyer), then:

          (a) Buyer's obligation to make any payments pursuant to any of Sections 3.1(a), (b) and (c) of the Asset Purchase Agreement shall terminate effective as of the end of the month prior to the month in which the IPO Date occurs (the "Termination Date"); provided that Buyer shall continue to be
                                 --------
obligated to make payments pursuant to Section 3.2 with respect to amounts included in Software Sales as "Earned" pursuant to Sections 3.1(b) and (c) prior to the Termination Date upon actual receipt by Buyer of payment of the underlying amounts so included; and

          (b) Buyer shall pay to Seller the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (as such amount may be adjusted as provided below) within sixty days after the end of the month in which the IPO Date occurs.

     10. Upon execution and delivery hereof, Buyer shall deliver to each of Michael Crandell and Larry Crandell a warrant (each a "Warrant" and collectively the "Warrants") in the form set forth on Exhibit A attached hereto. The Warrant
                                         ---------
to Michael Crandell shall be exercisable (at an exercise price of $1.75 per share) for a total of 75,000 shares of Buyer's common stock (as such amount may be adjusted as provided in the Warrant) in the event, and only in the event, of the occurrence of the IPO Date at any time prior to July 31, 1998. The Warrant to Larry Crandell shall be exercisable (at an exercise price of $1.75 per share) for a total of 25,000 shares of Buyer's common stock (as such amount may be adjusted as provided in the Warrant) in the event, and only in the event, of the occurrence of the IPO Date at any time prior to July 31, 1998.

     11. In the event the IPO Date occurs after April 30, 1997, then the amount payable by Buyer to Seller pursuant to Section 9(b) above shall be reduced by the amounts due to Seller under Sections 3.1(a), (b) and (c) of the Asset Purchase Agreement (with respect to Sections 3.1(b) and (c), as Earned, even though not yet payable based on receipt) from and after April 30, 1997 and prior to the termination thereof pursuant to Section 9(a) above. In the event the amount payable by Buyer to Seller pursuant to Section 9(b) above is reduced as provided herein to $0.00, the number of shares exercisable under the Warrants shall be reduced as provided in the Warrants.

     12. The term "Agreement" as used in the Asset Purchase Agreement shall for all purposes refer to the Asset Purchase as amended by this Amendment Agreement.

     13. Except to the extent expressly amended by the terms of this Amendment Agreement, all the terms and conditions of the Asset Purchase Agreement remain in full force and effect.

     14. This Amendment Agreement may be executed in any number of duplicate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                [balance of this page intentionally left blank]

                                                           [Amendment Agreement]

          IN WITNESS WHEREOF, the parties have duly signed this Amendment Agreement as of the day and year first written above.


JETFAX, INC.                        CRANDELL GROUP, INC.



By:  /s/ Edward R. Prince III       By:  /s/ Michael Crandell
     ------------------------            -----------------------
     Edward R. Prince III                Michael Crandell
     President                           President



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